As filed with the Securities and Exchange Commission on October 13, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEVELOPERS DIVERSIFIED REALTY CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Ohio	34-1723097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3300 Enterprise Parkway
Beachwood, Ohio 44122
(216) 755-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott A. Wolstein
Chief Executive Officer
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
(216) 755-5500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Michael J. Solecki
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Phone: (216) 586-3939
Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share(1)	Price(1)	Registration Fee
Common Shares, $0.10 par value	42,858,732(2)	$8.82	$378,014,016.24	$21,093.18

(1)	Estimated pursuant to Securities Act Rule 457(c) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the registrant’s common shares on October 5, 2009, as reported on the New York Stock Exchange.

(2)	The common shares being registered consist of (i) 16,071,428 common shares issued to the selling shareholders on May 11, 2009; (ii) 16,787,304 common shares issued to the selling shareholders on September 18, 2009; (iii) 5,000,000 common shares issuable upon exercise of warrants for common shares granted to the selling shareholders on May 11, 2009; and (iv) 5,000,000 common shares issuable upon exercise of warrants for common shares granted to the selling shareholders on September 18, 2009. Pursuant to Rule 416 of the Securities Act, such common shares shall include an indeterminate number of common shares that may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such common shares.

PROSPECTUS

Developers Diversified Realty Corporation

42,858,732 Common Shares

This prospectus relates to resales of 32,858,732 common shares previously issued, and 10,000,000 common shares issuable upon exercise of warrants for common shares granted, by Developers Diversified Realty Corporation to the selling shareholders identified in the prospectus on May 11, 2009 and September 18, 2009.

We are not offering any common shares for sale under this prospectus and will not receive any proceeds from the sales of these common shares by the selling shareholders under this prospectus. We will receive the exercise price of the warrants for common shares when and if they are exercised. If all of the warrants for common shares for which we are registering the underlying common shares are exercised, we would receive an aggregate of $60,000,000 of cash gross proceeds.

The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the common shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

To the extent required, we will provide the specific terms of transactions in these common shares in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest. See “Plan of Distribution.”

Our common shares are listed on the New York Stock Exchange under the symbol “DDR.”

Investing in our common shares involves risks. Please see “Risk Factors” beginning on page 1 of this prospectus.

Our executive offices are located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, and our telephone number is (216) 755-5500.

We impose certain restrictions on the ownership of our common shares so that we can maintain our qualification as a real estate investment trust. You should read the information under the heading “Description of Common Shares — Restrictions on Ownership” in this prospectus for a description of those restrictions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2009.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus, any applicable supplement to this prospectus or any applicable free writing prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus, any applicable supplement to this prospectus or any applicable free writing prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus or an applicable supplement is delivered or securities are sold on a later date. Our business, financial condition and results of operations may have changed since those dates.

THE COMPANY

We are an Ohio corporation and are a self-administered and self-managed real estate investment trust, or a REIT, operating as a fully integrated real estate company which acquires, develops and leases shopping centers.

Our executive offices are located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, and our telephone number is (216) 755-5500. Our website is located at http://www.ddr.com. Information on, or accessible through, our website is not part of, or incorporated by reference into, this prospectus other than the documents that we file with the Securities and Exchange Commission, or the SEC, and incorporate by reference into this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “the Company” or “DDR” mean Developers Diversified Realty Corporation and all wholly-owned and majority-owned subsidiaries and consolidated joint ventures of Developers Diversified Realty Corporation.

RISK FACTORS

Investing in our common shares involves risk. Prior to making a decision about investing in our common shares, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common shares could decline, and you could lose all or a part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain “forward-looking” information, as defined in the Private Securities Litigation Reform Act of 1995, that is based on current expectations, estimates and projections. Forward-looking information includes, without limitation, statements related to acquisitions (including any related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of environmental and other regulations. Although we believe that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be achieved. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. Without limiting the foregoing, the words “will,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “projects,” “intends,” “potential,” “forecasts” and similar expressions are intended to identify forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could cause actual results to differ materially from those expressed or implied in the forward-looking statements and could materially affect our actual results, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. We expressly state that we have no current intention to update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

•	We are subject to general risks affecting the real estate industry, including the need to enter into new leases or renew leases on favorable terms to generate rental revenues, and the current economic downturn may adversely affect the ability of our tenants, or new tenants, to enter into new leases or the ability of our existing tenants to renew their leases at rates at least as favorable as their current rates;

•	We could be adversely affected by changes in the local markets where our properties are located, as well as by adverse changes in national economic and market conditions;

•	We may fail to anticipate the effects on our properties of changes in consumer buying practices, including catalog sales and sales over the Internet and the resulting retailing practices and space needs of our tenants or a general downturn in our tenants’ businesses, which may cause tenants to close stores;

•	We are subject to competition for tenants from other owners of retail properties, and our tenants are subject to competition from other retailers and methods of distribution. We are dependent upon the successful operations and financial condition of our tenants, in particular of our major tenants, and could be adversely affected by the bankruptcy of those tenants;

•	We rely on major tenants, which makes us vulnerable to changes in the business and financial condition of, or demand for our space, by such tenants;

•	We may fail to dispose of properties on favorable terms. In addition, real estate investments can be illiquid, particularly as prospective buyers may experience increased costs of financing or difficulties obtaining financing, and could limit our ability to promptly make changes to our portfolio to respond to economic and other conditions;

•	We may not realize the intended benefits of acquisition or merger transactions. The acquired assets may not perform as well as we anticipated, or we may not successfully integrate the assets and realize the improvements in occupancy and operating results that we anticipate. The acquisition of certain assets may subject us to liabilities, including environmental liabilities;

•	We may fail to identify, acquire, construct or develop additional properties that produce a desired yield on invested capital, or may fail to effectively integrate acquisitions of properties or portfolios of properties;

•	We may be limited in our acquisition opportunities due to competition, the inability to obtain financing on reasonable terms or any financing at all and other factors;

•	We may abandon a development opportunity after expending resources if we determine that the development opportunity is not feasible due to a variety of factors, including a lack of availability of construction financing on reasonable terms, the impact of the current economic environment on prospective tenants’ ability to enter into new leases or pay contractual rent, or our inability to obtain all necessary zoning and other required governmental permits and authorizations;

•	We may not complete development projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions, governmental approvals, material shortages or general economic downturn resulting in limited availability of capital, increased debt service expense and construction costs and decreases in revenue;

•	Our financial condition may be affected by required debt service payments, the risk of default and restrictions on our ability to incur additional debt or enter into certain transactions under our credit facilities and other documents governing our debt obligations. In addition, we may encounter difficulties in obtaining permanent financing or refinancing existing debt. Borrowings under our credit facilities are subject to certain representations and warranties and customary events of default, including any event that has had or could reasonably be expected to have a material adverse effect on our business or financial condition;

•	Changes in interest rates could adversely affect the market price of our common shares, as well as our performance and cash flow;

•	Debt and/or equity financing necessary for us to continue to grow and operate our business may not be available or may not be available on favorable terms or at all;

•	Recent disruptions in the financial markets could affect our ability to obtain financing on reasonable terms and have other adverse effects on us and the market price of our common shares;

•	We are subject to complex regulations related to our status as a real estate investment trust, or REIT, and would be adversely affected if we failed to qualify as a REIT;

•	We must make distributions to shareholders to continue to qualify as a REIT, and if we must borrow funds to make distributions, those borrowings may not be available on favorable terms or at all;

•	Joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that a partner or co-venturer may become bankrupt, may at any time have different interests or goals than our interests or goals and may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. In addition, a partner or co-venturer may not have access to sufficient capital to satisfy its funding obligations to the joint venture. The partner could default on the loans outside of our control. Furthermore, if the current constrained credit conditions in the capital markets persist or deteriorate further, we could be required to reduce the carrying value of our equity method investments if a loss in the carrying value of the investment is other than a temporary decline pursuant to Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock”;

•	We may not realize anticipated returns from our real estate assets outside the United States. We expect to continue to pursue international opportunities that may subject us to different or greater risks than those associated with our domestic operations. We own assets in Puerto Rico, an interest in an unconsolidated joint venture that owns properties in Brazil and an interest in consolidated joint ventures that will develop and own properties in Canada, Russia and Ukraine;

•	International development and ownership activities carry risks that are different from those we face with our domestic properties and operations. These risks include:

•	Adverse effects of changes in exchange rates for foreign currencies;

•	Changes in foreign political or economic environments;

•	Challenges of complying with a wide variety of foreign laws including tax laws and addressing different practices and customs relating to corporate governance, operations and litigation;

•	Different lending practices;

•	Cultural and consumer differences;

•	Changes in applicable laws and regulations in the United States that affect foreign operations;

•	Difficulties in managing international operations; and

•	Obstacles to the repatriation of earnings and cash;

•	Although our international activities are currently a relatively small portion of our business, to the extent we expand our international activities, these risks could significantly increase and adversely affect our results of operations and financial condition;

•	We are subject to potential environmental liabilities;

•	We may incur losses that are uninsured or exceed policy coverage due to our liability for certain injuries to persons, property or the environment occurring on our properties; and

•	We could incur additional expenses in order to comply with or respond to claims under the Americans with Disabilities Act or otherwise be adversely affected by changes in government regulations, including changes in environmental, zoning, tax and other regulations.

These factors and the other risk factors described in this prospectus and any prospectus supplement, including the documents incorporated by reference, are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

USE OF PROCEEDS

The common shares offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the common shares will go to the selling shareholders. We will not receive any part of the proceeds from such sale of common shares.

The warrants for common shares issued pursuant to the stock purchase agreement, as described under the heading “Selling Shareholders,” entitle the selling shareholders to purchase up to an aggregate of 10,000,000 of our common shares. Each of the warrants for common shares is exercisable at a price of $6.00 per common share. We will receive the proceeds of any exercise of warrants. All such proceeds will be used for working capital and general corporate purposes including, but not limited to: the repayment of our indebtedness; the redemption of outstanding securities; the acquisition or development of properties (including using the proceeds for possible portfolio or asset acquisitions or in business combinations or joint ventures) as suitable opportunities arise; and the expansion and improvement of certain properties in our portfolio.

DESCRIPTION OF PREFERRED SHARES

Capitalization

Our articles of incorporation authorize us to issue up to:

•	750,000 Class A Cumulative Preferred Shares, without par value, or the Class A Shares, of which 460,000 shares have been designated as 9 1/2% Class A Cumulative Redeemable Preferred Shares;

•	750,000 Class B Cumulative Preferred Shares, without par value, or the Class B Shares, of which 177,500 shares have been designated as 9.44% Class B Cumulative Redeemable Preferred Shares;

•	750,000 Class C Cumulative Preferred Shares, without par value, or the Class C Shares, of which 460,000 shares have been designated as 8 3/8% Class C Cumulative Redeemable Preferred Shares;

•	750,000 Class D Cumulative Preferred Shares, without par value, or the Class D Shares, of which 230,000 shares have been designated as 8.68% Class D Cumulative Redeemable Preferred Shares;

•	750,000 Class E Cumulative Preferred Shares, without par value, or the Class E Shares, of which 750,000 shares have been designated as Class E Series I Cumulative Preferred Shares;

•	750,000 Class F Cumulative Preferred Shares, without par value, or the Class F Shares, of which 690,000 shares have been designated as 8.60% Class F Cumulative Redeemable Preferred Shares;

•	750,000 Class G Cumulative Preferred Shares, without par value, or the Class G Shares, of which 736,000 shares have been designated as 8% Class G Cumulative Redeemable Preferred Shares;

•	750,000 Class H Cumulative Preferred Shares, without par value, or the Class H Shares, of which 410,000 shares have been designated as 7 3/8% Class H Cumulative Redeemable Preferred Shares;

•	750,000 Class I Cumulative Preferred Shares, without par value, or the Class I Shares, of which 345,000 shares have been designated as 7.50% Class I Cumulative Redeemable Preferred Shares;

•	750,000 Class J Cumulative Preferred Shares, without par value, or the Class J Shares, of which 450,000 shares have been designated as 9% Class J Cumulative Redeemable Preferred Shares;

•	750,000 Class K Cumulative Preferred Shares, without par value, or the Class K Shares, of which 350,000 shares have been designated as 8 7/8% Class K Cumulative Redeemable Preferred Shares;

•	750,000 Noncumulative Preferred Shares, without par value, or the noncumulative shares; and

•	2,000,000 Cumulative Voting Preferred Shares, without par value, or the cumulative voting preferred shares.

General

We refer to the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares, the Class G Shares, the Class H Shares, the Class I Shares, the Class J Shares, the Class K Shares and the noncumulative shares collectively as the nonvoting preferred shares.

The outstanding nonvoting preferred shares are represented by depositary shares. Each depositary share represents a fractional interest in the respective preferred share. The preferred shares have been deposited with a depositary, under a deposit agreement between us, the depositary and the holders from time to time of the depositary receipts issued under the deposit agreement. The depositary receipts evidence the depositary shares. Each holder of a depositary receipt evidencing a depositary share will be entitled to all the rights and preferences of a fractional interest in a corresponding preferred share, including dividend, voting, redemption and liquidation rights and preferences.

The following description summarizes certain general terms and provisions of each class of nonvoting preferred shares and the cumulative voting preferred shares. This summary may not contain all of the information that is important to you. For more detail, you should refer to the applicable provisions of our articles of incorporation and code of regulations that are filed as exhibits to the registration statement of which this prospectus forms a part.

Except as discussed below, the nonvoting preferred shares rank on a parity with each other and are identical to each other. The cumulative voting preferred shares rank equally, except with respect to voting rights, with all of the nonvoting preferred shares. Dividends on the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares, the Class G Shares, the Class H Shares, the Class I Shares, the Class J Shares, the Class K Shares and the cumulative voting preferred shares will be cumulative, while dividends on the noncumulative shares will not be cumulative.

Prior to the issuance of shares of each series of each class of nonvoting preferred shares, our board of directors may, under our articles of incorporation and Ohio law, fix:

•	the designation of the series;

•	the authorized number of shares of the series. Our board of directors may, except when otherwise provided in the creation of the series, increase or decrease the authorized number of shares before or after issuance of the series (but not below the number of shares of such series then outstanding);

•	the dividend rate or rates of the series, including the means by which such rates may be established;

•	the date(s) from which dividends shall accrue and be cumulative and, with respect to all nonvoting preferred shares, the date on which and the period(s) for which dividends, if declared, shall be payable, including the means by which such date(s) and period(s) may be established;

•	redemption rights and prices, if any;

•	the terms and amounts of the sinking fund, if any;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

•	whether the shares of the series shall be convertible into common shares or shares of any other class;

•	if the shares are convertible, the conversion rate(s) or price(s), any adjustments to the rate or price and all other terms and conditions upon which such conversion may be made; and

•	restrictions on the issuance of shares of the same or any other class or series.

Rank

All preferred shares will be equal to all other preferred shares with respect to dividend rights (subject to dividends on noncumulative shares being noncumulative) and rights upon our liquidation, dissolution or winding-up.

The preferred shares will:

•	rank prior to all classes of common shares and to all other equity securities ranking junior to such preferred shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up;

•	be equal to all of our equity securities the terms of which specifically provide that such equity securities are equal to the preferred shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up; and

•	be junior to all of our equity securities the terms of which specifically provide that such equity securities rank prior to the preferred shares with respect to dividend rights and rights upon our liquidation, dissolution or winding-up.

Dividends

The holders of each series of each class of preferred shares are entitled to receive, if, when and as declared, out of funds legally available for payment, dividends in cash at the rate determined for such series in preference to the holders of common shares and of any other class of shares ranking junior to the preferred shares. Dividends shall be payable on the date fixed for such series. Dividends with respect to each series of Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares, Class K Shares and the cumulative voting preferred shares will be cumulative from the dates fixed for the series. Dividends will be payable to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors. Any dividend payment made on the preferred shares that have been designated under the Class A Shares, Class B Shares, Class C Shares, Class D Shares, Class E Shares, Class F Shares, Class G Shares, Class H Shares, Class I Shares, Class J Shares and Class K Shares, which we refer to collectively as the designated preferred shares, will first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

Dividends on our preferred shares will accumulate whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Accumulated but unpaid dividends on the designated preferred shares will not bear interest.

If preferred shares are outstanding, dividends may not be paid or declared or set apart for any series of preferred shares for any dividend period unless at the same time:

•	a proportionate dividend for the dividend periods terminating on the same or any earlier date for all issued and outstanding shares of all series of such class entitled to receive such dividend (but, if such series are series of noncumulative shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, have been paid or declared or set apart; and

•	the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of issued and outstanding preferred shares entitled to receive such dividends (but, with respect to noncumulative shares, only with respect to the then-current dividend period), ratably in proportion to the respective dividend rates fixed therefor, have been paid or declared and set apart.

If any series of preferred shares is outstanding, a dividend shall not be paid or declared or any distribution made in respect of the common shares or any other shares ranking junior to such series of preferred shares, and common shares or any other shares ranking junior to such series of preferred shares shall not be purchased, retired or otherwise acquired by us unless:

•	all accrued and unpaid dividends on all classes of outstanding preferred shares, including the full dividends for all current dividend periods for the nonvoting preferred shares (except, with respect to noncumulative shares, for the then-current dividend period only), have been declared and paid or a sum sufficient for payment thereof set apart; and

•	with respect to the nonvoting preferred shares, there are no arrearages with respect to the redemption of any series of any class of preferred shares from any sinking fund provided for such class in accordance with our articles of incorporation. However, common shares and any other shares ranking junior to such series of preferred shares may be purchased, retired or otherwise acquired using the proceeds of a sale of common shares or other shares junior to such preferred shares received subsequent to the first date of issuance of such preferred shares. In addition, we may pay or declare or distribute dividends payable in common shares or other shares ranking junior to such preferred shares.

The preceding restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, common shares or any other shares ranking equal to or junior to any class of preferred shares generally will be inapplicable to:

•	any payments in lieu of issuance of fractional shares, upon any merger, conversion, stock dividend or otherwise in the case of the nonvoting preferred shares;

•	the conversion of preferred shares into common shares; or

•	the exercise of our rights to repurchase shares of capital stock in order to preserve our status as a REIT under the Internal Revenue Code of 1986, as amended, or the Code.

When dividends are not paid in full (or a sum sufficient for full payment is not set apart) upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with such series, all dividends declared upon preferred shares of such series and any other series of preferred shares ranking on a parity as to dividends with such preferred shares shall be declared pro rata so that the amount of dividends declared per share on the shares of such series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods for noncumulative shares) and such other series bear to each other.

Redemption

If our board of directors so provides, a series of preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices determined by our board of directors. The redemption price per share will include an amount equal to all accrued and unpaid dividends on such preferred shares as of the date of redemption; however, the redemption price of noncumulative shares will include only unpaid dividends for the current dividend period. The redemption price may be payable in cash or other property.

We may not purchase or redeem, for sinking fund purposes or otherwise, less than all of a class of outstanding preferred shares except in accordance with a stock purchase offer made to all holders of record of such class, unless all dividends on that class of outstanding preferred shares for previous and current dividend periods (except, in the case of noncumulative shares, dividends for the current dividend period only) have been declared and paid or funds set apart and all accrued sinking fund obligations applicable thereto have been complied with. However, we may repurchase shares of capital stock in order to maintain our qualification as a REIT under the Code.

If fewer than all of our outstanding shares of any class of preferred shares are to be redeemed, we will determine the number of shares to be redeemed. Our board of directors will determine the manner for selecting by lot the shares to be redeemed.

We will mail notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of a preferred share to be redeemed at the address shown on our stock transfer books. If fewer than all the preferred shares of any series are to be redeemed, the notice of redemption will also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the preferred shares to be redeemed, dividends will cease to accrue on such preferred shares. In addition, the holders of preferred shares to be redeemed will cease to be shareholders with respect to such shares and will have no right or claim against us with respect to such shares as of the redemption date. However, such holders will have the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privileges of conversion.

The terms of redemption, if any, for the existing classes of preferred shares are included in our articles of incorporation that are filed as an exhibit to the registration statement of which this prospectus forms a part.

Liquidation Preference

In the event of our voluntary liquidation, dissolution or winding-up, the holders of any series of any class of preferred shares shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of the common shares or any other shares ranking junior to such series, the amounts fixed by our board of directors with respect to such series. In addition, each holder will receive an amount equal to all dividends accrued and unpaid on that series of preferred shares to the date of payment of the amount due pursuant to our liquidation, dissolution or winding-up. However, holders of noncumulative shares will only receive dividends for the current dividend period. After holders of the preferred shares are paid the full preferential amounts to which they are entitled, they will have no right or claim to any of our remaining assets.

If liquidating distributions are made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred shares upon liquidation, dissolution or winding-up. The distributions will be made according to the holders’ respective rights and preferences and, in each case, according to their respective number of shares. Our merger or consolidation into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute a dissolution, liquidation or winding-up.

Voting Rights

Nonvoting Preferred Shares

Holders of nonvoting preferred shares have only the voting rights described below that apply to all preferred shares, whether nonvoting or voting, and as from time to time required by law.

If and when we are in default in the payment of (or, with respect to noncumulative shares, have not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of outstanding nonvoting preferred shares, for dividend payment periods, whether consecutive or not, which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members to our board of directors. This voting right shall be vested and any additional directors shall serve until all accrued and unpaid dividends (except, with respect to noncumulative shares, only dividends for the then-current dividend period) on such outstanding preferred shares have been paid or declared and a sufficient sum set aside for payment thereof.

The affirmative vote of the holders of at least two-thirds of a class of outstanding nonvoting preferred shares, voting separately as a class, shall be necessary to effect either of the following:

•	The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, ranking prior to such class of nonvoting preferred shares; or

•	Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our articles of incorporation or our code of regulations which adversely and materially affects the preferences or voting or other rights of the holders of such class of nonvoting preferred shares which are set forth in our articles of incorporation. However, the amendment of our articles of incorporation to authorize, create or change the authorized or outstanding number of a class of such preferred shares or of any shares ranking on a parity with or junior to such class of preferred shares does not adversely and materially affect preferences or voting or other rights of the holders of such class of preferred shares. In addition, amending the code of regulations to change the number or classification of our directors does not adversely or materially affect preferences or voting rights or other rights. Voting shall be done in person at a meeting called for one of the above purposes or in writing by proxy.

The preceding voting provisions will not apply if, at or prior to the time of the action with respect to which such vote would be required, all outstanding shares of such series of preferred shares have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Cumulative Voting Preferred Shares.

If and when we are in default in the payment of dividends on the cumulative voting preferred shares, for at least six dividend payment periods, whether or not consecutive, all holders of shares of such class, voting separately as a class, together and combined with all other preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members to our board of directors. This voting right shall be vested and any additional directors shall serve until all accrued and unpaid dividends (except, with respect to noncumulative shares, only dividends for the then-current dividend period) on such outstanding preferred shares have been paid or declared and a sufficient sum set aside for payment thereof.

The affirmative vote of the holders of at least two-thirds of the outstanding cumulative voting preferred shares, voting separately as a class, shall be necessary to effect either of the following:

•	Any amendment, alteration or repeal of any of the provisions of, or the addition of any provisions to, our articles of incorporation or code of regulations, whether by merger, consolidation or otherwise, which we refer to as an event, that materially adversely affects the voting powers, rights or preferences of the holders of the cumulative voting preferred shares; provided, however, that the amendment of the provisions of the articles of incorporation (a) so as to authorize or create, or to increase the authorized amount of, or issue, any shares ranking junior to the cumulative voting preferred shares or any shares of any class or series of shares ranking on a parity with the cumulative voting preferred shares or (b) with respect to the occurrence of any event, so long as the cumulative voting preferred shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of the event, we may not be the surviving entity, shall not in either case be deemed to materially adversely affect the voting power, rights or preferences of the holders of cumulative voting preferred shares; or

•	the authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of shares ranking prior to the cumulative voting preferred shares or any security convertible into shares of any class or series of shares ranking prior to the cumulative voting preferred shares (whether or not such class or series of shares ranking prior to the cumulative voting preferred shares is currently authorized).

The preceding voting provisions will not apply, if at or prior to the time of the action with respect to which such vote would be required, all outstanding shares of such series of cumulative voting preferred shares have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

In addition to the foregoing, the holders of cumulative voting preferred shares shall be entitled to vote on all matters on which holders of our common shares may vote and shall be entitled to one vote for each cumulative voting preferred share entitled to vote at such meeting.

General

Without limiting the provisions described above, under Ohio law, holders of each class of preferred shares will be entitled to vote as a class on any amendment to our articles of incorporation, whether or not they are entitled to vote thereon by our articles of incorporation, if the amendment would:

•	increase or decrease the par value of the shares of such class;

•	change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class;

•	change or add to the express terms of the shares of the class in any manner substantially prejudicial to the holders of such class;

•	change the express terms of any class of issued shares ranking prior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class;

•	authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class;

•	reduce or eliminate our stated capital;

•	substantially change our purposes; or

•	change the Company into a nonprofit corporation.

If, and only to the extent that,

•	a class of preferred shares is issued in more than one series and

•	Ohio law permits the holders of a series of a class of capital stock to vote separately as a class,

the affirmative vote of the holders of at least two-thirds of each series of such class of outstanding preferred shares, voting separately as a class, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of our articles of incorporation or our code of regulations which adversely and materially affects the preferences or voting or other rights of the holders of such series as set forth in our articles of incorporation. However, the amendment of our articles of incorporation so as to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking equal to or junior to such class of preferred shares does not adversely and materially affect the preference or voting or other rights of the holders of such series. In addition, the amendment of our code of regulations to change the number or classification of our directors does not adversely and materially affect the preference or voting or other rights of the holders of such series.

Restrictions on Ownership

In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. “Individual” is defined in the Code to include certain entities. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. We also must satisfy certain other requirements. For more information on restrictions on ownership, see “Description of Common Shares — Restrictions on Ownership.”

To ensure that five or fewer individuals do not own more than 50% in value of our outstanding preferred shares, our articles of incorporation provide that, subject to certain exceptions, no one may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, which we refer to as the preferred shares ownership limit, of any series of any class of our outstanding preferred shares. In addition, because rent from a related party tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, our articles of incorporation provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the preferred shares ownership limit), in excess of 9.8%, which we refer to as the preferred shares related party limit, of our outstanding preferred shares. Our board of directors may exempt a person from the preferred shares ownership limit if the person would not be deemed an “individual” and may exempt a person from the preferred shares related party limit. As a condition of any exemption, our board of directors will require appropriate representations and undertakings from the applicant with respect to preserving our REIT status.

The preceding restrictions on transferability and ownership of preferred shares may not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased, the preferred shares ownership limit and the preferred shares related party limit will not be automatically removed. Any change in the preferred shares ownership limit or the preferred shares related party limit would require an amendment to our articles of incorporation, even if our board of directors determines that maintenance of REIT status is no longer in our best interests. Amendments to our articles of incorporation require the affirmative vote of holders owning not less than a majority of our outstanding common shares. If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, such amendment would also require the affirmative vote of holders of not less than two-thirds of such class of preferred shares.

If preferred shares in excess of the preferred shares ownership limit or the preferred shares related party limit are issued or transferred to any person absent a waiver of such limit, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. In addition, if an issuance or transfer would cause our shares to be beneficially or constructively owned by fewer than 100 persons or would result in our being “closely held” within the meaning of Section 856(h) of the Code, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. Preferred shares transferred or proposed to be transferred in excess of the preferred shares ownership limit or the preferred shares related party limit or which would otherwise jeopardize our REIT status will be subject to repurchase by us. The purchase price of such preferred shares will be equal to the lesser of:

•	the price in such proposed transaction; and

•	the fair market value of such shares reflected in the last reported sales price for the shares on the trading day immediately preceding the date on which we or our designee determine to exercise our repurchase right if the shares are listed on a national securities exchange, or such price for the shares on the principal exchange if the shares are then listed on more than one national securities exchange.

If the shares are not listed on a national securities exchange, the purchase price will be equal to the lesser of:

•	the price in such proposed transaction; and

•	the latest bid quotation for the shares if the shares are then traded over the counter, or, if such quotation is not available, the fair market value as determined by our board of directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by us.

From and after the date fixed for our purchase of such preferred shares, the holder will cease to be entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any dividend or distribution paid to a proposed transferee on such preferred shares must be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any such preferred shares may be deemed, at our option, to have acted as our agent in acquiring such preferred shares and to hold such preferred shares on our behalf.

All certificates for preferred shares will bear a legend referring to the restrictions described above.

Our articles of incorporation provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the preferred shares must give written notice to us stating the name and address of such person, the number of shares owned, and a description of how such shares are held each year by January 31. In addition, each of those shareholders must provide supplemental information that we may request, in good faith, in order to determine our status as a REIT.

DESCRIPTION OF COMMON SHARES

Capitalization

Our articles of incorporation authorize us to issue up to 500,000,000 common shares, $0.10 par value per share.

General

The following description summarizes certain general terms and provisions of our common shares. This summary may not contain all of the information that is important to you. For more detail, you should refer to the applicable provisions of our articles of incorporation and our code of regulations that are filed as exhibits to the registration statement of which this prospectus forms a part.

Holders of our common shares are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor. Any payment and declaration of dividends by us on our common shares and purchases thereof will be subject to certain restrictions if we fail to pay dividends on any outstanding preferred shares. See “Description of Preferred Shares — Dividends.” If we are liquidated, dissolved or involved in any winding-up, the holders of our common shares are entitled to receive ratably any assets remaining after we have fully paid all of our liabilities, including the preferential amounts we owe with respect to any preferred shares. Holders of our common shares possess ordinary voting rights, with each share entitling the holder to one vote. Holders of our common shares have cumulative voting rights in the election of directors. Holders of our common shares do not have preemptive rights, which means that they have no right to acquire any additional common shares that we may subsequently issue.

Restrictions on Ownership

In order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. “Individual” is defined in the Code to include certain entities. In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

To ensure that five or fewer individuals do not own more than 50% in value of our outstanding common shares, our articles of incorporation provide that, subject to certain exceptions (including those set forth below), no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5%, which we refer to as the ownership limit, of our outstanding common shares. The “existing holder,” which includes, collectively, (a) Iris Wolstein and/or all descendants of Iris Wolstein (which includes Scott A. Wolstein), (b) trusts or family foundations established for the benefit of the individuals named in (a) above and (c) other entities controlled by the individuals named in (a) above (or trusts or family foundations established for the benefit of those individuals) may own, or be deemed to own by virtue of the attribution provisions of the Code, no more than 5.1% of our outstanding common shares. The “exempt holder,” which includes, collectively, (x) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto, including, without limitation, Alexander Otto, (y) trusts or family foundations established for the benefit of the individuals named in (x) above and (z) other entities controlled by the individuals named in (x) above (or trusts or family foundations established for the benefit of those individuals) may own, or be deemed to own by virtue of the attribution provisions of the Code, no more than 29.8% of our outstanding common shares.

In addition, because rent from a related party tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, our articles of incorporation provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the ownership limit), in excess of 9.8% of our outstanding common shares, which we refer to as the related party limit. Our board of directors may exempt a person from the ownership limit if the person would not be deemed an “individual” and may exempt a person from the related party limit if an opinion of counsel or a ruling from the Internal Revenue Service, or IRS, is provided to our board of directors to the effect that the ownership will not then or in the future jeopardize our status as a REIT. Our board of directors may also exempt the exempt holder and any person who would constructively own common shares constructively owned by the exempt holder from the ownership limit in its sole discretion. As a condition of any exemption, our board of directors will require appropriate representations and undertakings from the applicant with respect to preserving our REIT status.

Additionally, our articles of incorporation prohibit any transfer of common shares that would cause us to cease to be a “domestically controlled qualified investment entity” as defined in Section 897(h)(4)(B) of the Code.

The preceding restrictions on transferability and ownership of common shares may not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. The ownership limit and the related party limit will not be automatically removed even if the REIT provisions of the Code are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the effects of the ownership limit and the related party limit are to prevent any person or small group of persons from acquiring unilateral control of us. Any change in the ownership limit, other than modifications that may be made by our board of directors as permitted by our articles of incorporation, requires an amendment to the articles of incorporation, even if our board of directors determines that maintenance of REIT status is no longer in our best interests. Amendments to the articles of incorporation require the affirmative vote of holders owning a majority of our outstanding common shares. If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, that amendment also would require the affirmative vote of holders of two-thirds of the affected class of preferred shares.

Our articles of incorporation provide that upon a transfer or non-transfer event that results in a person beneficially or constructively owning common shares in excess of the applicable ownership limits or that results in us being “closely held” within the meaning of Section 856(h) of the Code, the person, which we refer to as a prohibited owner, will not acquire or retain any rights or beneficial economic interest in the shares that would exceed such applicable ownership limits or result in us being closely held, which we refer to as excess shares. Instead, the excess shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction that created the excess shares. The trustee will have the exclusive right to designate a person who may acquire the excess shares without violating the applicable restrictions, which we refer to as a permitted transferee, to acquire all of the shares held by the trust. The permitted transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the permitted transferee) for the excess shares. The trustee will pay to the prohibited owner the lesser of (a) the value of the shares at the time they became excess shares and (b) the price received by the trustee from the sale of the excess shares to a permitted transferee. The beneficiary will receive the excess of (x) the sale proceeds from the transfer to a permitted transferee over (y) the amount paid to the prohibited owner, if any, in addition to any dividends paid with respect to the excess shares.

All certificates representing our common shares bear a legend referring to the preceding restrictions.

Our articles of incorporation provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of our outstanding common shares must give written notice to us stating the name and address of such person, the number of shares owned, and a description of how such shares are held each year by January 31. In addition, each of those shareholders must provide supplemental information that we may request, in good faith, in order to determine our status as a REIT.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW

Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to those provisions. We have opted out of one such provision. We remain subject to the foregoing provisions, which are described below.

Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then-outstanding shares of an Ohio corporation with 50 or more shareholders involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power of the corporation (any such shareholder, a “10% Shareholder”), unless:

(1) the transaction is approved by the directors before the 10% Shareholder becomes a 10% Shareholder;

(2) the acquisition of 10% of the voting power is approved by the directors before the 10% Shareholder becomes a 10% Shareholder; or

(3) the transaction involves a 10% Shareholder who has been a 10% Shareholder for at least three years and is approved by the directors before the 10% Shareholder becomes a 10% Shareholder, is approved by holders of two-thirds of our voting power and the holders of a majority of the voting power not owned by the 10% Shareholder, or certain price and form of consideration requirements are met.

Chapter 1704 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of us which might be beneficial to shareholders.

Section 1707.041 of the Ohio Revised Code regulates certain “control bids” for corporations in Ohio with fifty or more shareholders that have significant Ohio contacts and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our common shares. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus supplement. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus supplement are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its investment or tax circumstances, or to certain types of holders subject to special tax rules, such as financial institutions, insurance companies, tax-exempt organizations (except to the extent discussed under the subheadings “— Taxation of Tax-Exempt Shareholders,” below), broker-dealers, partnerships and other pass-through entities, shareholders holding our common shares as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, and Non-U.S. Shareholders (as defined below) (except to the extent discussed under the subheading “— Taxation of Non-U.S. Shareholders,” below).

You are advised to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale of our common shares, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership and sale and of potential changes in applicable tax laws.

Taxation of the Company

General.  We elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code, commencing with our taxable year ended December 31, 1993. We intend to continue to operate in this manner.

The law firm of Jones Day has acted as our tax counsel in connection with the filing of this prospectus supplement. We have received the opinion of Jones Day to the effect that we have qualified as a REIT under the Code for our taxable years ended December 31, 1993 through December 31, 2008, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2009 and for future taxable years. The opinion of Jones Day is based on current law, which is subject to change, possibly with retroactive effect. It must be emphasized that the opinion of Jones Day is based upon certain assumptions and representations as to factual matters made by us, including representations made by us in a representation letter and certificate provided by one of our officers and our factual representations set forth in this prospectus supplement and in the accompanying prospectus. Any variation from the factual statements set forth herein, in the accompanying prospectus, or in the representation letter and certificate we have provided to Jones Day may affect the conclusions upon which its opinion is based.

Furthermore, an opinion of counsel is not binding on the IRS or any court and no assurance can be given that the IRS will not challenge our qualifications as a REIT. Moreover, our qualification and taxation as a REIT depend upon our ability, through actual annual operating results and methods of operation, to meet the various qualification tests imposed under the Code discussed below, including income types, asset composition, distribution levels and diversity of share ownership, the results of which have not been and will not be reviewed or verified by Jones Day. In addition, our ability to qualify as a REIT also depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, including affiliates that have made elections to be taxed as REITs and for whom the actual results of the various REIT qualification tests have not been and will not be reviewed by Jones Day. Accordingly, no assurance can be given that our actual results of operation for any particular year have satisfied or will satisfy those requirements for qualification and taxation as a REIT.

Similarly, we have significant subsidiaries that have elected to be taxed as REITs and are therefore subject to the same qualification tests.

Provided we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our taxable income that is distributed currently to our shareholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the shareholder level when distributed) that generally results from investment in a C corporation. However, we will be subject to U.S. federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference under some circumstances.

Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate income tax rate on this income.

Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business).

Fifth, if we fail to satisfy the 75% or 95% gross income tests (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amounts by which we fail the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect our profitability.

Sixth, if we fail to satisfy any of the REIT asset tests (as described below) by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

Seventh, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year (other than certain long-term capital gains for which we make a capital gains designation (described below) and on which we pay the tax), and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Eighth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that we will not make an election pursuant to existing Treasury Regulations to recognize such gain at the time we acquire the asset.

Ninth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a REIT.  The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable common shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for the special provisions of the Code applicable to REITs;

(4) that is not a financial institution or an insurance company within the meaning of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

(7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions;

(8) that elects to be a REIT, or has made such election for a previous year, and satisfies the applicable filing and administrative requirements to maintain qualification as a REIT; and

(9) that adopts a calendar year accounting period.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), certain pension funds and other tax-exempt entities are treated as individuals, subject to a “look-through” exception with respect to certain pension funds. We believe that we have satisfied each of the above conditions. In addition, our articles of incorporation and code of regulations provide for restrictions regarding ownership and transfer of common shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. In general, if we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules in applicable Treasury Regulations that require us to ascertain the actual ownership of our common shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

Ownership of Interests in Partnerships and Limited Liability Companies.  In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, based on its capital interest in the partnership or limited liability company, subject to special rules relating to the 10% REIT asset test (described below). Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and items of gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of partnerships and limited liability companies taxed as partnerships, in which we are, directly or indirectly through other partnerships or limited liability companies taxed as partnerships, a partner or member, are treated as our assets and items of income for purposes of applying the REIT qualification requirements described in this prospectus supplement (including the income and asset tests described below).

Ownership of Interests in Qualified REIT Subsidiaries.  We own 100% of the stock of a number of corporate subsidiaries that are qualified REIT subsidiaries (each, a “QRS”) and may acquire stock of one or more new subsidiaries. A corporation qualifies as a QRS if 100% of its outstanding stock is held by us, and we do not elect to treat the corporation as a taxable REIT subsidiary, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS are treated as our assets, liabilities and items of income, deduction and credit for all purposes of the Code, including the REIT qualification tests. For this reason, references to our income and assets include the income and assets of any QRS. A QRS is not subject to U.S. federal income tax, and our ownership of the voting stock of a QRS is ignored for purposes of determining our compliance with the ownership limits described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  For taxable years beginning after December 1, 2000, REITs may own more than 10% of the voting power and value of securities in a taxable REIT subsidiary (“TRS”). A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a TRS will not be subject to the 10% or 5% asset tests described below, and its operations will be subject to the provisions described above. Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year at least 75% of our gross income (excluding gross income from prohibited transactions) must be derived directly or indirectly from investments relating to real property or mortgages secured by real property, including “rents from real property,” dividends from other REITs, interest income derived from mortgage loans secured by real property and gains from the sale of real estate assets, as well as certain types of temporary investment income. Second, in each taxable year at least 95% of our gross income (excluding gross income from prohibited transactions) must be derived directly or indirectly from income from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Rents we receive will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person, although rents generally will not be excluded solely because they are based on a fixed percentage or percentages of gross receipts or gross sales.

•	We, or an actual or constructive owner of 10% or more of our outstanding common shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is our TRS, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which we own shares possessing more than 50% of the voting power or more than 50% of the total value of outstanding shares of such TRS.

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.”

•	For rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a TRS. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Any amounts we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We do not intend to charge rent for any property that is based in whole or in part on the net income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as heretofore described), and we do not intend to rent any personal property (other than in connection with a lease of real property where less than 15% of the total rent is attributable to personal property). We directly perform services under certain of our leases, but such services are not rendered to the occupant of the property. Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which we own property. To the extent that the performance of any services provided by us would cause amounts received from our tenants to be excluded from rents from real property, we intend to hire a TRS, or an independent contractor from whom we derive no revenue, to perform such services.

On February 23, 2009, we entered into a stock purchase agreement with Mr. Alexander Otto to issue and sell to him, Katharina Otto-Bernstein, Dr. Michael Otto and Janina Vater, whom we refer to collectively as the Otto Family, our common shares representing in excess of 20% of our outstanding common shares. In connection therewith, we entered into a waiver agreement pursuant to which we agreed to waive the related party limit contained in our articles of incorporation that would otherwise have prohibited the Otto Family (and other persons who may be deemed to have constructive ownership of common shares owned by the Otto Family) from constructively owning more than 9.8% of our outstanding common shares.

The waiver agreement contains provisions for monitoring and restricting ownership by the Otto Family of our tenants. These provisions, however, may not ensure that rents from our tenants will qualify as “rents from real property.”

For purposes of these gross income tests, the term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of some or all of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities.

Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent determined by the IRS, income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as such as specified in the Code and that hedges indebtedness incurred or to be incurred by us to acquire or carry real estate as specified in the Code will not constitute gross income for purposes of the 95% gross income test (for hedging transactions entered into on or after January 1, 2005) and the 75% gross income test (for hedging transactions entered into after July 30, 2008) and therefore will be exempt from these gross income tests. Gross income from such hedging transactions entered into prior to July 30, 2008 is treated as nonqualifying income for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us (and for transactions entered into after July 30, 2008, it also includes a transaction entered into to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% and 95% gross income tests). To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

For taxable years ending before January 1, 2005, we generally may avail ourselves of the relief provisions if:

•	our failure to meet the 75% and 95% gross income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income.  Any gain we realize on the sale of any property held primarily for sale to customers in the ordinary course of business other than foreclosure property will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We do not intend to engage in prohibited transactions.

Penalty Tax.  Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our TRSs, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.  At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real property (including interests in real property and interests in mortgages on real property) and common stock (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instruments that are purchased with the proceeds of a stock offering or public offering of debt with a maturity date of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in another REIT, a QRS or a TRS, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, no more than 25% (20% for taxable years beginning before January 1, 2009) of the value of our assets may be comprised of securities of one or more TRSs. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we failed to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets and (iii) disclosing certain information to the IRS.

Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful. If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements.  To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of our net income (after tax), if any, from foreclosure property minus (ii) the excess of (a) the sum of certain items of non-cash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over (b) 5% of “REIT taxable income” as described above.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

We must pay the distributions described above in the taxable year to which they relate (“current distributions”), or in the following taxable year if they are either (i) declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration (“throwback distributions”) or (ii) paid during January to shareholders of record in October, November or December of the prior year (“deemed current distributions”). Throwback distributions are taxable to our shareholders for the year in which they are paid, even though the distributions relate to the prior year for purposes of our 90% distribution requirement. Current distributions are taxable for the year they are paid and deemed current distributions, although distributed in January are taxable for the year of their record date. The amount distributed must not be preferential — i.e., every shareholder of the class of equity securities to which a distribution is made must be treated the same as every other shareholder of that class, and no class of equity securities may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

We generally expect that our REIT taxable income will be less than our cash flow because of the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable share dividends.

Under certain circumstances, we may be able to rectify a failure (due to, for example, an IRS adjustment such as an increase in our taxable income or a reduction in reported expenses) to meet the 90% distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based on the amount of any deduction taken for deficiency dividends.

In addition, we would be subject to a 4% excise tax to the extent we fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation (as defined below) and on which we pay the tax), and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which a REIT-level corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the excise tax.

Earnings and Profits Distribution Requirement.  In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed “earnings and profits” that are attributable to a “C corporation” taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation).

We intend to make timely distributions to satisfy the annual distribution requirements.

Failure to Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions are available to us in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT. These cure provisions would reduce the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and would instead generally require the payment of a monetary penalty. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation of Taxable U.S. Shareholders

The following summary describes certain U.S. federal income tax consequences to taxable U.S. Shareholders (as defined below) with respect to an investment in our common shares. Certain U.S. federal income tax consequences applicable to tax-exempt shareholders are described under the subheading “— Taxation of Tax-Exempt Shareholders,” below and certain U.S. federal income tax consequences applicable to Non-U.S. Shareholders are described under the subheading “— Taxation of Non-U.S. Shareholders,” below.

As used herein, the term “U.S. Shareholder” means a beneficial owner of common shares who, for U.S. federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	is an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	is a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall also be considered U.S. Shareholders.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds our common shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you are urged to consult your tax advisors about the consequences of the purchase, ownership and disposition of our common shares by the partnership.

Distributions Generally.  As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. For purposes of determining whether distributions to holders of our common shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to our common shares. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.

Because we generally are not subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally are not eligible for the reduced 15% rate currently available to most non-corporate taxpayers through 2010, and will continue to be taxed at the higher tax rates applicable to ordinary income. However, the reduced 15% rate does apply to our distributions:

•	to the extent attributable to dividends received by us from non-REIT corporations, such as a TRS; and

•	to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the adjusted basis that each U.S. Shareholder has in its common shares for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder’s adjusted basis in its common shares will be taxable as capital gains (provided that the common shares have been held as a capital asset) and will be taxable as long-term capital gain if the common shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholders on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

Stock Dividends.  The IRS recently issued a revenue procedure regarding the tax treatment of stock distributions paid by a REIT. Under that guidance, which only applies to the 2009 taxable year unless extended, a REIT may pay up to 90% of a distribution in common stock. No determination has been made as to whether we will make future distributions in a combination of cash and common shares that meet the IRS requirements. Paying all or a portion of the 2009 dividend in a combination of cash and common shares would allow us to satisfy our REIT taxable income distribution requirement, while enhancing our financial flexibility and balance sheet strength.

If we make a dividend distribution in a combination of cash and common shares that satisfies the revenue procedure, a U.S. Shareholder generally would include the sum of the value of the common shares and the amount of cash received in its gross income as dividend income to the extent that such U.S. Shareholder’s share of the distribution is made out of its share of the portion of our current and accumulated earnings and profits allocable to such distribution. The value of any common shares received as part of a distribution generally is equal to the amount of cash that could have been received instead of the common shares. Depending on the circumstances of the U.S. Shareholder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. Shareholder would have to pay the tax using cash from other sources. A U.S. Shareholder that receives common shares pursuant to a distribution generally has a tax basis in such common shares equal to the amount of cash that could have been received instead of such common shares as described above, and a holding period in such common shares that begins on the day following the payment date for the distribution.

Capital Gain Distributions.  Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Shareholders at either a 15% or a 25%rate, depending on the nature of the asset giving rise to the gain. Corporate U.S. Shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations.  Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our common shares will be treated as portfolio income. As a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Shareholder may elect to treat capital gain dividends, capital gains from the disposition of common shares and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the shareholders will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our common shares, however, will not be treated as investment income under certain circumstances.

Retention of Net Long-Term Capital Gains.  We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election (a “Capital Gains Designation”) we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Shareholder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its income tax return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

Dispositions of Common Shares

Generally, if you are a U.S. Shareholder and you sell or dispose of your common shares, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the common shares for tax purposes. This gain or loss will be capital if you have held the common shares as a capital asset and will be long-term capital gain or loss if you have held the common shares for more than one year.

However, if you are a U.S. Shareholder and you recognize loss upon the sale or other disposition of common shares that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us that were required to be treated as long-term capital gains.

The maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is currently 15% for most assets. In the case of individuals whose ordinary income is taxed at a 10% or 15% rate, the 15% rate is reduced to 5%. Absent future legislation, the maximum tax rate on long-term capital gains will return to 20% in 2011.

Backup Withholding

We report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholders’ income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. Based on that ruling, and provided that (i) a tax-exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of common shares is financed through a borrowing by the tax-exempt shareholder) and (ii) our common shares are not otherwise used in an unrelated trade or business, dividend income from us and income from the sale of our common shares generally will not be UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, that generally will require them to characterize distributions from us as UBTI.

Notwithstanding the above, a pension trust (i) that is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code and (ii) that owns more than 10% of the value of our common shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of our common shares or (b) a group of pension trusts, each individually holding more than 10% of the value of our common shares, collectively owns more than 50% of our outstanding common shares and (ii) we would not have qualified as a REIT without relying upon the “look through” exemption for certain trusts under Section 856(h)(3) of the Code to satisfy the requirement that not more than 50% in value of our outstanding common shares is owned by five or fewer individuals. We do not expect to be classified as a “pension held REIT,” but because our common shares are publicly traded, we cannot guarantee this will always be the case.

Tax-exempt shareholders are encouraged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in our common shares.

Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of common shares by persons that are Non-U.S. Shareholders. For purposes of this summary, a “Non-U.S. Shareholder” is a beneficial owner of our common shares that is not a U.S. Shareholder and is not a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes. The rules governing U.S. federal income taxation of Non-U.S. Shareholders are complex and no attempt is made herein to provide more than a brief summary of such rules. Non-U.S. Shareholders are urged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences to them of an acquisition of our common shares, including tax return filing requirements and the U.S. federal, state, local and foreign tax treatment of dispositions of interests in, and the receipt of distributions from, us.

Distributions Generally.  Distributions that are neither attributable to gain from our sale or exchange of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are treated as effectively connected with the conduct of a U.S. trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. Shareholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold U.S. income tax at the rate of 30% on any distributions made to you unless:

•	a lower treaty rate applies and you file with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	you file an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with your U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted basis in our common shares. Instead, the distribution will reduce the adjusted basis of such common shares. To the extent that such distributions exceed your adjusted basis in our common shares, they will give rise to gain from the sale or exchange of such common shares. The tax treatment of this gain is described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits and we therefore expect to withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests.  Distributions to you that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless (1) the investment in our common shares is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. Shareholders with respect to such gain, except that a Non-U.S. Shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or (2) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.

Distributions that are attributable to gain from sales or exchanges of “U.S. real property interests” by us are taxable to a Non-U.S. Shareholder under special provisions of the Code known as the Foreign Investment in Real Property Tax Act (“FIRPTA”). The term “U.S. real property interests” includes interests in U.S. real property. Under FIRPTA, subject to the 5% Exception (discussed below), a distribution attributable to gain from sales of U.S. real property interests is considered effectively connected with a U.S. business of the Non-U.S. Shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. Shareholders (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of distribution attributable to gain from the sale or exchange of the U.S. real property interest.

However, any distribution with respect to any class of equity securities which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if you did not own more than 5% of such class of equity securities at any time during the one-year period ending on the date of the distribution (the “5% Exception”). Instead, such distributions will be treated as ordinary dividend distributions and, as a result, Non-U.S. Shareholders generally would be subject to withholding tax on such distributions in the same manner as they are subject to ordinary dividends.

Stock Dividends.  The IRS recently issued a revenue procedure regarding the tax treatment of stock distributions paid by a REIT. Under that guidance, which only applies to the 2009 taxable year unless extended, a REIT may pay up to 90% of a distribution in common stock. No determination has been made as to +whether we will make future distributions in a combination of cash and common shares that meet the IRS requirements. Such distributions would, however, be subject to withholding tax in the same manner as described herein under “— Distributions Generally” and “— Capital Gain Dividends and Distributions Attributable to a sale or Exchange of U.S. Real Property Interests.”

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common shares held by Non-U.S. Shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us exceeds your actual United States federal income tax liability.

Sale of Common Shares.  Gain recognized by a Non-U.S. Shareholder upon the sale or exchange of our common shares generally will not be subject to United States taxation unless such common shares constitutes a U.S. real property interest. Our common shares will not constitute a U.S. real property interest if we are a domestically-controlled qualified investment entity, which includes a REIT. A REIT is domestically-controlled if, at all times during a specified testing period, less than 50% in value of its common shares are held directly or indirectly by Non-U.S. Shareholders. We believe that we are, and expect to continue to be, a domestically-controlled REIT.

However, because our common shares are publicly traded, no assurance can be given that we are or will be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time you sell or exchange our common shares, gain arising from such a sale or exchange would not be subject to tax under FIRPTA as a sale of a U.S. real property interest provided that (i) such common shares are of a class of our common shares that is regularly traded, as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and (ii) you owned, actually and constructively, 5% or less in value of such class of our common shares throughout the shorter of the period during which you held such common shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common shares were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax adjustment in the case of nonresident alien individuals) and the purchaser of the common shares would be required to withhold and remit to the IRS 10% of the purchase price.

Notwithstanding the foregoing, gain from the sale or exchange of our common shares not otherwise subject to FIRPTA will be taxable to you if either (i) the investment in our common shares is effectively connected with your U.S. trade or business or (ii) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Backup Withholding Tax and Information Reporting.  Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds from the disposition of common shares made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example, by properly certifying your Non-U.S. Shareholder status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

State and Local Tax Consequences

We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax treatment discussed above. In addition, your state and local tax treatment may not conform to the federal income tax treatment discussed above. You are urged to consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

SELLING SHAREHOLDERS

We issued the common shares covered by this prospectus to the selling shareholders in connection with the stock purchase agreement, dated February 23, 2009, by and between Developers Diversified Realty Corporation and Alexander Otto. Pursuant to the stock purchase agreement, we issued and sold 32,858,732 common shares and warrants to purchase 10,000,000 common shares to the members of the Otto Family, whom we also refer to as the selling shareholders. The issuance and sale of the common shares pursuant to the stock purchase agreement occurred in two closings. The first closing occurred on May 11, 2009 and the second closing occurred on September 18, 2009.

Pursuant to the terms and conditions of the stock purchase agreement, we also entered into an investors’ rights agreement, dated May 11, 2009, by and between Developers Diversified Realty Corporation and Alexander Otto. The investors’ rights agreement addresses, among other things, the selling shareholders’ rights to nominate individuals for election to our board of directors. We agreed that during such time as the Otto Family beneficially owns 17.5% or more of the Company’s outstanding common shares, our board of directors will nominate two of the Otto Family’s nominees suitable to us to become members of the board of directors at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, the board of directors will nominate one of the selling shareholders’ nominees suitable to us to become a member of the board of directors at each annual election of directors. Presently, the Otto Family has nominated and the board of directors has appointed Dr. Volker Kraft and Dr. Thomas Finne as members of the board of directors.

Pursuant to the terms and conditions of the stock purchase agreement, on May 11, 2009, Alexander Otto entered into a shareholder voting agreement with Scott A. Wolstein, our Chairman and Chief Executive Officer, and

his mother, Iris S. Wolstein, pursuant to which Mr. Wolstein and Mrs. Wolstein agreed to vote all of the common shares that they beneficially own in favor of the nominee or nominees for our board of directors proposed by the Otto Family until the termination of the investors’ rights agreement.

Under the investors’ rights agreement, Mr. Alexander Otto agreed, and is bound to use his best efforts to prohibit each member of the Otto Family, to not sell any common shares until March 18, 2010. Following March 18, 2010, the selling shareholders are permitted to sell up to 15,000,000 common shares, consisting of up to 5,000,000 common shares and 10,000,000 common shares underlying the warrants for common shares, as well as common shares issued as a dividend with respect to such shares. At the end of each three-month period following March 18, 2010, the aggregate number of common shares that the selling shareholders may sell will increase by 5,000,000 common shares, as well as any common shares issued as a dividend with respect to such shares.

The following table sets forth, to our knowledge, certain information about the selling shareholders as of October 7, 2009. The shares covered by this prospectus may be offered from time to time by the selling shareholders named below. Pursuant to Rule 416 under the Securities Act, this prospectus also covers any additional common shares that may become issuable in connection with common shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction affected without is receiving any cash or other value, which results in an increase in the number of our common shares outstanding.

We will bear all costs, expenses and fees in connection with the registration of our common shares to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Common shares issuable under stock options and warrants that are exercisable within 60 days after October 7, 2009 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. As of October 7, 2009, there were 192,572,105 common shares issued and outstanding. Unless otherwise indicated below, to our knowledge, the selling shareholders named in the table below have sole voting and investment power with respect to their common shares. The number of common shares included in the table below does not include any of the common shares that are beneficially owned by Mr. Wolstein or Mrs. Wolstein that are subject to the shareholder voting agreement described above. The inclusion of any common shares in this table does not constitute an admission of beneficial ownership for the party named below.

						Common Shares to be
	Common Shares Beneficially			Number of Common		Beneficially Owned after
Name of Selling	Owned Prior to this Offering			Shares Being		this Offering(1)
Shareholder	Number		Percentage	Offered		Number		Percentage

Alexander Otto	32,863,947	(2)	17.1%	25,715,239	(2)	7,148,708		3.7%
Katharina Otto-Bernstein	13,050,908	(3)	6.8%	12,857,621	(3)	193,287		*
Dr. Michael Otto	4,350,300	(4)(5)	2.3%	2,142,936	(4)	64,428	(6)	*
Janina Vater	2,175,150	(5)	1.1%	2,142,936	(7)	32,214	(6)	*

*	Less than one percent.

(1)	We do not know when or in what amounts the selling shareholders may offer common shares for sale. The selling shareholders might not sell any or all of the common shares offered by this prospectus. Because the selling shareholders may offer any amount of the common shares pursuant to this offering, we cannot estimate the number of common shares that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the common shares covered by this prospectus will be held by the selling shareholders.

(2)	Shares listed include 6,000,000 common shares that may be purchased upon exercise of presently exercisable warrants at $6.00 per share.

(3)	Shares listed include 3,000,000 common shares that may be purchased upon exercise of presently exercisable warrants at $6.00 per share.

(4)	Shares listed include 500,000 common shares that may be purchased upon exercise of presently exercisable warrants at $6.00 per share.

(5)	Shares listed include (i) 500,000 of our common shares that may be purchased upon exercise of presently exercisable warrants at $6.00 per share with respect to which Dr. Michael Otto shares voting and dispositive power with Janina Vater; and (ii) 1,675,150 of our common shares with respect to which Dr. Michael Otto shares voting and dispositive power with Janina Vater.

(6)	Shares listed include 32,214 common shares with respect to which Dr. Michael Otto shares voting and dispositive power with Janina Vater.

(7)	Shares listed include 500,000 of our common shares that may be purchased upon exercise of presently exercisable warrants at $6.00 per share with respect to which Dr. Michael Otto shares voting and dispositive power with Janina Vater.

The selling shareholders have not held any position or office with, or had another material relationship with, us or any of our subsidiaries within the past three years, except as follows: Alexander Otto is currently the Chairman of the Executive Board of ECE Projektmanagement G.m.b.H. & Co. KG, or ECE, which is a fully integrated international developer, owner and manager of shopping centers. In May 2007, we formed a joint venture with ECE to fund investments in new retail developments to be located in western Russia and Ukraine. We contributed 75% of the equity of the joint venture, and ECE contributed the remaining 25% of the equity.

PLAN OF DISTRIBUTION

We are registering 42,858,732 of our common shares, consisting of 32,858,732 common shares previously issued pursuant to the stock purchase agreement and 10,000,000 common shares issuable upon the exercise of warrants, to permit the resale of our common shares by the selling shareholders from time to time after the date of this prospectus. The common shares covered by this prospectus may be offered and sold from time to time by the selling shareholders or the selling shareholders’ pledgees, donees, transferees or other successors-in-interest who have received, after the date of this prospectus and from the selling shareholders, shares as a gift, pledge, partnership distribution or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in privately negotiated transactions. The selling shareholders may sell their common shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a transaction on any exchange or in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions, including through the writing of put or call options (whether those options are listed on an options exchange or otherwise) relating to the common shares offered by this prospectus, or the short sales of the offered common shares; or

•	any other method permitted pursuant to applicable law.

In addition, any common shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the common shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell the common shares short and redeliver the common shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may also pledge common shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged common shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the common shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the common shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of common shares is made, if required, a prospectus supplement will be distributed that will set forth the number of common shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

Pursuant to the investors’ rights agreement, the selling shareholders have the right to nominate a prescribed number of members to our board of directors. For a detailed description of the selling shareholders’ rights with respect to director nominees, see the section titled “Selling Shareholders” above.

LEGAL MATTERS

Jones Day will pass upon the validity of the common shares being offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference to Developers Diversified Realty Corporation’s Current Report on Form 8-K filed August 10, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Developers Diversified Realty Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and the common shares. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Form 10-K/A filed on April 29, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K filed on January 6, 2009; February 27, 2009; March 11, 2009; April 7, 2009; May 11, 2009; June 12, 2009; July 1, 2009; July 31, 2009; August 3, 2009; August 10, 2009; August 14, 2009; September 10, 2009; September 18, 2009, September 21, 2009; September 25, 2009 and September 29, 2009; and

•	the description of our common shares contained in our Registration Statement on Form 8-A dated January 26, 1993 and all amendments or reports filed with the SEC for the purpose of updating such description.

Our Current Report on Form 8-K filed with SEC on August 10, 2009 for purposes of, among other things, reflecting the impact of the classification of discontinued operations of properties sold after January 1, 2009, pursuant to the requirements of Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived

Assets,” updates Items 6, 7, 7A, 15(a)(i) and 15(a)(2) of our Annual Report on Form 10-K for the year ended December 31, 2008.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until this offering of the common shares terminates. We will not, however, incorporate by reference in this prospectus any documents or portions of any documents that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost if you submit a request to us by writing or telephoning us at the following address and telephone number:

Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122
Telephone Number: (216) 755-5500
Attn: Investor Relations

We also maintain a web site that contains additional information about us (http://www.ddr.com). The information on, or accessible through, our web site is not part of, or incorporated by reference into, this prospectus other than the documents that we file with the SEC and incorporate by reference into this prospectus.

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us. All of the items below, except for the registration fee, are estimates.

Securities and Exchange Commission registration fee	$21,093.18
Accountant’s fees and expenses	6,000.00
Legal fees and expenses	20,000.00
Miscellaneous	10,000.00
Total	$57,093.18

Item 15.	Indemnification of Directors and Officers.

The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his or her action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (2) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against such person and incurred by such person in his or her capacity, or arising out of his or her status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Ohio Code.

The registrant’s code of regulations provides for the indemnification of directors and officers of the registrant to the maximum extent permitted by Ohio law as authorized by the board of directors of the registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification.

The registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the registrant, subject to certain exceptions.

The registrant has entered into indemnification agreements with its directors and certain officers which provide for indemnification to the fullest extent permitted under Ohio law.

Item 16.	Exhibits.

The following documents are exhibits to the registration statement:

Exhibit
Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Developers Diversified Realty Corporation, as amended (incorporated by reference to our Current Report on Form 8-K filed with the SEC on August 10, 2009 (File No. 001-11690)).
4.2	Amended and Restated Code of Regulations of Developers Diversified Realty Corporation (incorporated by reference to our Quarterly Report on From 10-Q for the period ended March 31, 2009 (File No. 001-11690)).
4.3	Specimen Certificate for Common Shares (incorporated by reference to our Registration Statement on Form S-3 filed with the SEC on May 10, 1994 (Registration No. 333-78778)).
5.1	Opinion of Jones Day regarding legality.
8.1	Opinion of Jones Day regarding tax matters.
10.1	Stock Purchase Agreement, dated as of February 23, 2009, by and between the Company and Alexander Otto (incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 27, 2009 (File No. 001-11690)).
10.2	Investors’ Rights Agreement, dated as of May 11, 2009, by and between the Company and Alexander Otto (incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 11, 2009 (File No. 001-11690)).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers (Macquarie DDR Trust).
23.3	Consent of PricewaterhouseCoopers LLP (DDRTC Core Retail Fund LLC).
23.4	Consent of Jones Day (included in Exhibits 5.1 and 8.1 to this Registration Statement).
24.1	Power of Attorney.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be a part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on October 13, 2009.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ William H. Schafer
William H. Schafer
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of October 13, 2009:

Signatures	Title

* Scott A. Wolstein	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ William H. Schafer William H. Schafer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Christa A. Vesy	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Daniel B. Hurwitz	President, Chief Operating Officer and Director

* Terrance R. Ahern	Director

* James C. Boland	Director

* Thomas Finne	Director

* Robert H. Gidel	Director

* Volker Kraft	Director

Signatures	Title

* Victor B. MacFarlane	Director

* Craig Macnab	Director

* Scott D. Roulston	Director

* Barry A. Sholem	Director

* William B. Summers, Jr.	Director

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ William H. Schafer
William H. Schafer
Attorney-in-Fact

October 13, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Developers Diversified Realty Corporation, as amended (incorporated by reference to our Current Report on Form 8-K filed with the SEC on August 10, 2009 (File No. 001-11690)).
4.2	Amended and Restated Code of Regulations of Developers Diversified Realty Corporation (incorporated by reference to our Quarterly Report on From 10-Q for the period ended March 31, 2009 (File No. 001-11690)).
4.3	Specimen Certificate for Common Shares (incorporated by reference to our Registration Statement on Form S-3 filed with the SEC on May 10, 1994 (Registration No. 333-78778)).
5.1	Opinion of Jones Day regarding legality.
8.1	Opinion of Jones Day regarding tax matters.
10.1	Stock Purchase Agreement, dated as of February 23, 2009, by and between the Company and Alexander Otto (incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 27, 2009 (File No. 001-11690)).
10.2	Investors’ Rights Agreement, dated as of May 11, 2009, by and between the Company and Alexander Otto (incorporated by reference to our Current Report on Form 8-K filed with the SEC on May 11, 2009 (File No. 001-11690)).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers (Macquarie DDR Trust).
23.3	Consent of PricewaterhouseCoopers LLP (DDRTC Core Retail Fund LLC).
23.4	Consent of Jones Day (included in Exhibits 5.1 and 8.1 to this Registration Statement).
24.1	Power of Attorney.